Exhibit 10.28

Execution Version

CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT ("Agreement") is entered into as of May 10, 2017 by and between i3 Verticals, LLC, a Delaware limited liability Company (the "Company"), and Paul Maple, a resident of the State of Tennessee ("Employee") to be effective as of the employment commencement date of Employee, which is anticipated to be June 5, 2017 (the "Effective Date").
WITNESSETH:
WHEREAS, the Company has extended an offer of employment to Employee to become the general counsel of the Company, with such employment to be at-will and subject to restrictive covenants executed by the Employee upon commencement of such employment;
WHEREAS, the Company desires to provide Employee with certain financial protections in the event the Company undergoes a change in control;
NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I. DEFINITIONS
The capitalized terms as used in this Agreement shall have the definitions described in this Article I.
Section 1.1    Cause. Termination for "Cause" shall occur upon a termination employment by Company at any time upon written notice for any of the following reasons:

I.	conviction of the Employee for a felony which in the reasonable judgment of the Board materially affects Employee's ability to perform his duties pursuant to this Agreement;

II.	commission by Employee of an act of fraud, embezzlement, or material dishonesty against the Company or its affiliates;

III.
intentional neglect of or material inattention to Employee's duties, which neglect or inattention remains uncorrected for more than fifteen days following written notice from the Board detailing the Board's concern; or

IV.
the Employee taking any actions which would have a material detrimental effect on the Company or its affiliates or in any way materially harm the reputation of the Company or its affiliates, and such actions are not cured within fifteen days of the Employee receiving written notification thereof.

Section 1.2    Change in Control. A Change in Control will be deemed to have occurred for purposes hereof, if:

(a)    any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a company controlling the Company or owned directly or indirectly by the equity holders of the Company in substantially the same proportions as their ownership of Company securities, becomes the "beneficial owner" (as defined in SEC Rule l3d-3), directly or indirectly, of securities of Company representing more than 40% of the total voting power represented by Company's then outstanding Voting Securities (as defined below), or
(b)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or
(c)the members of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities) more than 65% of the total voting power represented by the Voting Securities outstanding immediately after such merger or consolidation, or the members of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by Company of all or substantially all of its assets, For purposes of this section "Voting Securities" shall mean any securities of Company or its survivor which vote generally in the election of its directors,
(d)Notwithstanding the foregoing, a Change in Control shall not occur as a result of an underwritten offering of the securities of the Company to the public, or an offering of securities to the existing equity holders of the Company,
Section 1.3    Company. The term Company shall mean i3 Verticals, LLC and any affiliate or other entity in which the Company owns, directly or indirectly, more than a 50% interest, or any successor to its business and/or assets that assumes this Agreement by operation of law or otherwise.
Section 1.4    Good Reason. Termination of employment for "Good Reason" is a termination of employment by Employee under any of the following circumstances:

I.	A material diminution in Employee's position, responsibilities or status from that which was previously in effect;

II.
A reduction in Employee's base compensation and bonus opportunity or a substantial reduction in benefits provided by the Company to Employee, other than for a proportional reduction that is applied to all similarly situated employees of the Company; or

III.	Relocation of Employee to a location that is more than 35 miles from the location of the Company's headquarters on the date this Agreement is executed.

IV.	Upon the occurrence of a Change in Control, the acquiror fails or refuses to assume the obligations of the Company under this Agreement.
Section 1.5    Specified Employee. A "Specified Employee" is an employee defined as a "specified employee" in Code Section 409A(a)(2)(B)(i), as amended from time to time.
ARTICLE II. CHANGE IN CONTROL PAYMENT
Section 2.1    Termination Payment.
(a)    Amount. In the event that the employment of Employee is terminated within twelve months following a Change in Control either by the Company without Cause or by Employee with Good Reason, then the Company will provide Employee with the following:

I.	One times Employee's annual base compensation determined by reference to his base salary in effect at the time of Change In Control paid in a single sum.

II.	One times the target annual bonus for the Employee at the time of the Change in Control paid in a single sum.

III.
Continuation of Company provided health benefits, which may be through continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, for a period of one year following termination of employment; provided that Employee's cost for participation will be no greater that the cost of coverage under the Company's health plan for similarly situated active employees.

(b)    Time for Payment. The cash payments due under this Agreement shall be paid to Employee in a single lump sum within ten days following the date of termination.
Section 2.2    Golden Parachute Tax. In the event it shall be reasonably determined in good faith by the Company that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, the "Excise Tax"), and such Payment can be rendered exempt from the Excise Tax pursuant to the stockholder approval provisions of Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, then the Company and Employee shall fully cooperate and together take all steps reasonably necessary in compliance with Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, including providing adequate disclosure to the stockholders of Company (within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder) and conducting a vote of all the stockholders of the Company (within the meaning of Treasury Regulation Section 1.280G-I, Q/A-7(b)) so that in the event the stockholder approval requirements of Section 280G(b)(5)(B)(i) of the Code are met in connection with such stockholder vote, no Payment would be subject to the Excise Tax, without regard to whether or not such stockholder approval requirements are actually met in connection with such stockholder vote.

ARTICLE III. GENERAL TERMS
Section 3.1    No Right To Continued Employment. This Agreement will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.
Section 3.2    Internal Revenue Code Section 409A Restrictions.
(a)The Company and Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 3.2.
(b)    Notwithstanding anything contained herein to the contrary, all severance or similar payments and benefits hereunder, other than any amounts payable by reason of Employee's death or disability, shall be paid or provided only if termination of Employee's employment constitutes a "separation from service" from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. § 1.409A-1 (h)(l)). The Company and Employee further intend that all severance or similar payments and benefits under this Agreement shall satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treas. Reg. §§ 1A09A-l(b)(4) (regarding short-term deferrals), 1.409A-I(b)(9)(iii) (regarding certain separation pay plans), and 1.409A-I(b)(9)(v) (regarding reimbursements and certain other separation payments). Each payment or installment of severance or similar payments provided under this Agreement will be treated as a separate "payment" for purposes of Code Section#409A.
(c)If, upon the termination of Employee's employment with the Company, (i) Employee is a Specified Employee (as defined herein) of a public company (as defined for purposes of Code Section 409(a)(2)(B)(i)) and (ii) any severance or similar payments or benefits provided in this Agreement constitute nonqualified deferred compensation under Code Section 409A because they do not qualify for any available exemptions, then the amount of such non qualified deferred compensation that otherwise would be paid within the first six months following such termination of employment shall instead shall be withheld and paid in a single lump sum payment on the first regularly scheduled payroll date immediately following the date that is six months after the date of such termination, without adjustment for the delay in payment. The foregoing shall not apply with respect to any amounts payable hereunder by reason of Employee's death or disability.
(d)Notwithstanding anything to the contrary in this Agreement: (a) in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit; (b) reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred; and (c) in no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense .was incurred. The preceding sentence shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.
(e)    In the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section#409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
Section 3.3    Notices. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier, by written telecommunication, or by electronic communication to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

If to the Company to:

i3 Verticals, LLC
30 Burton Hills, Suite 550
Nashville, TN 37215
Attn: Clay Whitson
Notices to the Employee will be provided to the address on record with the Company.
Section 3.4    Withholding; No Offset. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local tax.es as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person, except as required by law.
Section 3.5    Entire Agreement. This Agreement constitutes the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.
Section 3.6    Amendment. The covenants or provisions of this Agreement may not be modified by an subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Company by an officer of the Company other than Employee; and (iv) is signed by Employee.
Section 3.7    Legal Consultation. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.
Section 3.8    Choice Of Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Tennessee, without regard to its choice of law principles.
Section 3.9    Successors and Assigns. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors or legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.
Section 3.10    Waiver Of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.
Section 3.11    Severability. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.
Section 3.12    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF format shall be as effective as the delivery of a manually executed counterpart of this Agreement.
[Execution Page Follows]

EXECUTION PAGE
IN WITNESS WHEREOF, Company and Employee have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EMPLOYEE:

/s/ Paul Maple
Paul Maple

COMPANY:

i3 Verticals, LLC

By:	/s/ Clay Whitson
Clay Whitson, Chief Financial Officer